CONSENT OF INDEPENDENT AUDITORS

         We, Capraro, Centofranchi, Kramer & Co., P.C., consent to the use of our report dated March 21, 1997 on the consolidated balance sheeet of DHB Capital Group, Inc. and Subisidiaries, as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995, in its annual 10-KSB dated Marach 25, 1997




                                  /s/Capraro,  Centofranchi,  Kramer & Co., P.C.
                                  ----------------------------------------------
                                     Capraro,  Centofranchi,  Kramer & Co., P.C.

South Huntington, New York
March 25, 1997